CONTACT:

Brainerd Communicators

Ray Yeung / Jo Anne Barrameda (Media)

yeung@braincomm.com / barrameda@braincomm.com

Corey Kinger (Investors)

kinger@braincomm.com

212.986.6667

TMNG GLOBAL REGAINS NASDAQ COMPLIANCE

Overland Park, KS – February 23, 2010 – TMNG Global (NASDAQ: TMNGD) announced today that it has received notice from The Nasdaq Stock Market confirming that the Company has regained compliance with the minimum bid price continued listing requirement.

The letter from Nasdaq stated that on September 16, 2009, Nasdaq Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days, following the completion of a 1-for-5 reverse stock split of the Company's common stock effective February 7, 2010. Accordingly, the Company has regained compliance with Listing Rule 5450(a)(1).

About TMNG Global

TMNG Global (NASDAQ: TMNGD) is a leading provider of professional services to the converging communications industry. Its companies, TMNG, CSMG, and Cartesian, and its base of over 600 consultants, have provided strategy, management, and technical consulting, as well as products and services, to more than 1200 communications service providers, entertainment, media, and technology companies and financial services firms worldwide.  The company is headquartered in Overland Park, Kansas, with offices in Boston, Chicago, London, New Jersey, New York, Beijing, Shanghai and Washington, D. C. For more information about TMNG Global, visit www.tmng.com.

Cautionary Statement Regarding Forward Looking Information This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statements that do not relate to historical or current facts constitute forward-looking statements, including any statements contained herein regarding expectations with respect to the Company’s future business, financial condition and results of operations. Forward-looking statements are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results, performance, or achievements include, among other things, the ability of the Company to successfully integrate recent acquisitions, conditions in the telecommunications industry, overall economic and business conditions

(including the recent worsening of conditions in the credit markets and in general economic conditions), the demand for the Company’s services (including the recent slowing of client decisions on proposals and project opportunities along with scope reduction of existing projects), the level of cash and non-cash expenditures incurred by the Company, technological advances and competitive factors in the markets in which the Company competes, and the factors described in this press release and in TMNG Global’s filings with the Securities and Exchange Commission, including the risks described in TMNG Global’s periodic reports filed with the SEC, including, but not limited to, “Cautionary Statement Regarding Forward Looking Information” under Part I of its Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and subsequent periodic reports containing updated disclosures of such risks. These filings are available at the SEC’s web site at www.sec.gov. TMNG Global does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

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